EXHIBIT 10.1

MANNY BAINS, TEJINDER GILL AND BRENDAN SHAW

- and -

BITZIO STUDIOS, INC.

AND BITZIO, INC.

AGREEMENT FOR THE PURCHASE OF ALL THE SHARES
OF
MOTION PIXEL CORPORATION HOLDINGS, INC.

DATED MAY 23, 2012

SHARE PURCHASE AGREEMENT

This Agreement dated the 23rd day of May, 2012, is made

B E T W E E N

Manny Bains, Tejinder Gill and Brendan Shaw (collectively the "Vendor")

‐ and ‐

Bitzio Studios, Inc., a Nevada Corporation with an office at 548 Market Street, Suite 18224, San Francisco, California 94104 (“Bitzio”)

‐and‐

Bitzio, Inc., a Nevada Corporation with an office at  548 Market Street, Suite 18224, San Francisco, California 94104 (“Parent”)

A.            Collectively, the Vendors are the registered and beneficial owners of all the issued and outstanding shares in the capital of Motion Pixel Corporation Holdings, Inc. (“MPC Holdings”);

B.             Bitzio is a wholly owned subsidiary of Parent; and

C.             Bitzio  is  willing to  purchase  and  the  Vendor  is  willing  to  sell  all  the  issued  and outstanding shares in the capital of MPC Holdings on the terms and conditions contained in this Agreement;

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions.  In this Agreement, the following terms shall have the meanings set out below unless the context requires otherwise:

(1)
"Affiliate" means,  with  respect  to  any  Person,  any  other  Person  who  directly  or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate.  A Person shall be deemed to control a Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the term "controlled" shall have a similar meaning.

(2)
"Agreement" means this Agreement, including the Exhibits and the Schedules to this Agreement, as it or they may be amended or supplemented from time to time, and the expressions "hereof", "herein", "hereto", "hereunder", "hereby" and similar expressions refer to this Agreement and not to any particular Section or other portion of this Agreement.

(3)
"Applicable Law" means, with respect to any Person, property, transaction, event or other matter, any law, rule, statute, regulation, order, judgment, decree, treaty or other requirement having the force of law (collectively, the "Law") relating or applicable to such Person, property, transaction, event or other matter.   Applicable Law also includes, where appropriate, any interpretation of the Law (or any part thereof) by any Person having jurisdiction over it, or charged with its administration or interpretation.

(4)	"Assets" means all the properties, assets, interests and rights of MPC Holdings including the following:

(a)	the Real Property;

(b)	the Personal Property;

(c)	the Receivables;

(d)	all rights and interests under or pursuant to all warranties, representations and guarantees, express, implied or otherwise, of or made by suppliers or others in connection with the Assets;

(e)	the Intellectual Property;

(f)	the Contracts;

(g)	the Licences and Permits;

(h)	the Books and Records;

(i)	all prepaid charges, deposits, sums and fees paid by MPC Holdings before the Closing Time;

(j)	all goodwill of MPC Holdings including the present telephone numbers, internet domain addresses and other communications numbers and addresses of MPC Holdings;

(k)	all proceeds of any or all of the foregoing received or receivable on or after the Closing Date.

(5)
"Books and Records" means all books, records, files and papers of MPC Holdings including drawings, engineering information, computer programs (including source code), software programs, manuals and data, sales and advertising materials, sales and purchases correspondence, trade association files, research and development records, lists of present and former customers and suppliers, personnel, employment and other records, and the minute and share certificate books of MPC Holdings and the Subsidiaries, and all copies and recordings of the foregoing.

(6)	"Business" means the business carried on by MPC Holdings which primarily involves an animation studio which develops animation for all media formats.

(7)	"Claim" has the meaning given in Section 6.1.

(8)	"Closing" means the completion of the purchase and sale of the Shares in accordance with the provisions of this Agreement.

(9)	"Closing Date" means May 23, 2012 or such earlier or later date as may be agreed upon in writing by the Parties.

(10)	"Closing Statements" has the meaning given in Section 2.5(1).

(11)
"Consents and Approvals" means all consents and approvals required to be obtained in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement.

(12)
"Contracts" means all rights and interests of MPC Holdings in all pending and/or executory contracts, agreements, leases and arrangements to which MPC Holdings is a party or by which MPC Holdings or any of the Assets or the Business is bound or affected including the Material Contracts and the Leases.

(13)	"Director" means a director of MPC Holdings; and "Directors" means every Director.

(14)	"Employee" means an individual who is employed by MPC Holdings; and "Employees" means every Employee.

(15)	"Employee Plans" has the meaning given in Section 5.1(31).

(16)	"Financial Statements" has the meaning given in Section 5.1(9).

(17)	"GAAP" means those accounting principles which are recognized as being generally accepted in the United States.

(18)	"including" means "including without limitation", and "includes" means "includes without limitation".

(19)	"Indemnified Party" means a Person whom the Vendor or Bitzio, as the case may be, has agreed to indemnify under Article 6.

(20)	"Indemnifying Party" means, in relation to an Indemnified Party, the Party to this Agreement that has agreed to indemnify that Indemnified Party under Article 6.

(21)	"Intellectual Property" means all rights to and interests in:

(a) all business and trade names, corporate names, brand names and slogans Related to the Business;

(b)        all inventions, patents, patent rights, patent applications (including all reissues, divisions, continuations, continuations‐in‐part and extensions of any patent or patent application), industrial designs and applications for registration of industrial designs Related to the Business;

(c)        all copyrights and trade‐marks (whether used with wares or services and including the goodwill attaching to such trade‐marks), registrations and applications for trade‐marks and copyrights (and all future income from such trade‐marks and copyrights) Related to the Business;

(d)        all rights and interests in and to processes, lab journals, notebooks, data, trade secrets,  designs,  know‐how,  product  formulae  and  information, manufacturing, engineering and other drawings and manuals, technology, blue prints, research and development reports, agency agreements, technical information, technical assistance, engineering data, design and engineering specifications, and similar materials recording or evidencing expertise or information Related to the Business;

(e)         all of the intellectual property affected by the registrations and applications for registration listed in Schedule 5.1(18A) and the permissions and licences listed in Schedules 5.1(18C) and 5.1(18D);

(f) all other intellectual and industrial property rights throughout the world Related to the Business;

(g) all licences of the intellectual property listed in items (a) to (f) above;

(h) all future income and proceeds from any of the intellectual property listed in items (a) to (f) above and the licences listed in item (g) above; and

(i) all rights to damages and profits by reason of the infringement of any of the intellectual property listed in items (a) to (g) above.

(22)	"Leased Premises" means all real property that is leased or occupied by MPC Holdings.

(23)	"Leases" means Personal Property Leases and Premises Leases.

(24)
"Liabilities" means all costs, expenses, charges, debts, liabilities, claims, demands and obligations, whether primary or secondary, direct or indirect, fixed, contingent, absolute or otherwise, under or in respect of any contract, agreement, arrangement, lease, commitment or undertaking, Applicable Law and Taxes.

(25)	"Licences and Permits" means all licences, permits, filings, authorizations, approvals or indicia of authority issued to MPC Holdings including the Environmental Permits.

(26)
"Lien" means any lien, mortgage, charge, hypothec, pledge, security interest, prior assignment, option, warrant, lease, sublease, right to possession, encumbrance, claim, right or restriction which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any particular property.

(27)
"Material Adverse Change" means a change in the business, operations or capital of MPC Holdings which has had or could reasonably be expected to have a significant adverse effect on the value of the Shares.

(28)
"Material Contract" means an agreement (whether oral or written) to which MPC Holdings is a party or by which MPC Holdings or any of the Assets or the Business is bound or affected except an agreement which involves or may reasonably be expected to involve the payment to or by MPC Holdings of less than $5,000 over the term of the agreement and is not otherwise material to the operation of the Business.

(29)
"Notices" means the notices required to be given to any Person under Applicable Law or pursuant to any contract or other obligation to which MPC Holdings is a party or by which MPC Holdings is bound or which is applicable to any of the Assets in connection with  the  execution  and  delivery  of  this  Agreement  or  the  completion  of  the transactions contemplated by this Agreement.

(30)	"Officer" means an officer of MPC Holdings; and "Officers" means every Officer.

(31)	"Party" means a party to this Agreement and any reference to a Party includes its successors and permitted assigns; and "Parties" means every Party.

(32)
"Person" is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organization, the government of a country or any political subdivision thereof or any agency or department of any such government, and the executors, administrators or other legal representatives of an individual in such capacity.

(33)
"Personal Property" means all machinery, equipment, computers and related equipment, furniture, motor vehicles and other chattels owned or leased by MPC Holdings (including those in possession of third parties).

(34)	"Purchase Price" has the meaning given in Section 2.2.

(35)
"Receivables" means all accounts receivable, bills receivable, trade accounts, book debts and insurance claims of MPC Holdings together with any unpaid interest accrued on such items and any security or collateral for such items, including recoverable deposits.

(36)	"Related to the Business" means, directly or indirectly, used in, arising from or relating in any manner to the Business.

(37)	"Shares" means all the issued and outstanding shares in the capital of MPC Holdings.

(38)
"Taxes" means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, franchise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments or similar charges in the nature of a tax, together with any instalments with respect thereto, and any interest, fines and penalties imposed by any governmental authority (including federal, state, provincial, municipal and foreign governmental authorities), and whether disputed or not.

(39)	"Third Party Claim" has the meaning given in Section 6.4.

1.2  Headings and Table of Contents.  The division of this Agreement into Articles and Sections, the insertion of headings, and the provision of any table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3  Number and Gender.   Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.4  Currency.    Except  as  otherwise  expressly  provided  in  this  Agreement  all  dollar amounts referred to in this Agreement are stated in U.S. Dollars.

1.5  Statute References.  Any reference in this Agreement to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re‐enacted from time to time.

1.6  Section and Schedule References. Unless the context requires otherwise, references in this Agreement to Sections, Exhibits or Schedules are to Sections, Exhibits or Schedules of this Agreement.

ARTICLE 2

PURCHASE OF SHARES

2.1  Agreement to Purchase and Sell.  At the Closing, subject to the terms and conditions of this Agreement, the Vendor shall sell to Bitzio, and Bitzio shall purchase from the Vendor, the Shares.

2.2  Amount of Purchase Price.  The purchase price payable by Bitzio to the Vendor for the Shares shall be Six Million Five Hundred Thousand (6,500,000) common shares (“Stock Purchase Price”) in the capital stock of Parent (the “Bitzio Stock”).

2.3  Restricted Stock.  It is acknowledged and agreed by the Vendors that all Bitzio Stock issued pursuant to this Agreement will be deemed “restricted securities” as defined by rule 144 of the Securities Act of 1933, as amended and any stock certificates issued will bear appropriate legends.

2.4  Payment of Purchase Price.  The Stock Purchase Price, being the sole consideration fo the purchase of the MPC Stock, shall be issued to the Vendor (or as directed by the Vendor) on the Closing Date.

2.5  Preparation of Closing Statements.  As soon as practicable and in any event within 30 days after the Closing Date, the Vendor shall prepare and deliver to Bitzio unaudited financial statements of MPC Holdings for the period beginning on the first day of the current financial year of MPC Holdings and ending on the Closing Date, including a balance sheet, an income statement and a statement of changes in financial position, prepared in accordance with GAAP on a basis consistent with the Financial Statements.

ARTICLE 3

CLOSING ARRANGEMENTS

3.1  Closing. The Closing shall take place at 10:00 a.m. on the Closing Date or at such other time on the Closing Date or such other place as may be agreed orally or in writing by the Vendor and Bitzio.

3.2  Vendor's Closing Deliveries.  At the Closing, the Vendor shall deliver or cause to be delivered to Bitzio the following documents:

(1)	the certificate or certificates representing the Shares;

(2)	an assignment of the Shares in the form of Exhibit A, duly executed by the Vendor; (3) the minute books, share certificate books and corporate seals of MPC Holdings;

(3)	the minute books, share certificate books and corporate seals of MPC Holdings;

(4)	a certificate of the President or other senior officer of the Vendor dated as of theClosing Date in the form of Exhibit B;

(5)	evidence in form satisfactory to Bitzio acting reasonably that the Consents and Approvals have been obtained;

(6)	The Vendor’s Attorney’s opinion, addressed to Bitzio substantially in the form of Exhibit C;

(7)	the written resignation of each Director and Officer and a release of all claims against MPC Holdings; and

(8)	all such other assurances, consents, agreements, documents and instruments as may be reasonably required by the Vendor to complete the transactions provided for in this Agreement.

3.3  Bitzio's Closing Deliveries. At the Closing, Bitzio shall deliver or cause to be delivered to the Vendor the following:

(1)	the Stock Purchase Price.

ARTICLE 4

CONDITIONS OF CLOSING

4.1 Bitzio's Conditions.  Bitzio shall not be obliged to complete the purchase and sale of the Shares pursuant to this Agreement unless, at or before the Closing Time, each of the following conditions has been satisfied, it being understood that the following conditions are included for the exclusive benefit of Bitzio and may be waived, in whole or in part, in writing by Bitzio at any time; and the Vendor agrees with Bitzio to take all such actions, steps and proceedings as are reasonably within its control as may be necessary to ensure that the following conditions are fulfilled at or before the Closing Time:

(1)         Representations and Warranties.  The representations and warranties of the Vendor in Section 5.1 shall be true and correct at the Closing.

(2)         Vendor's Compliance.  The Vendor shall have performed and complied with all of the terms and conditions in this Agreement on its part to be performed or complied with at or before Closing and shall have executed and delivered or caused to have been executed and delivered to Bitzio at the Closing all the documents contemplated in Section 3.2 or elsewhere in this Agreement.

(3)         Due   Diligence   Investigation.      Bitzio   shall   have   conducted   and   completed   its investigation of the Vendor, the Business and the Assets, and Bitzio, in its sole discretion, shall have been satisfied in all respects with the results of such investigation and, in its sole discretion, shall have determined to proceed with the transactions contemplated by this Agreement.

(4)         Material Adverse Change.  Prior to Closing, there shall have been no Material Adverse Change.

(5)         No Litigation. There shall be no litigation or proceedings:

(a)
pending or threatened against any of the Parties or against any of their respectiveAffiliates or any of their respective directors or officers, for the purpose of enjoining, preventing or restraining the completion of the transactions contemplated by this Agreement; or

(b)	pending or threatened against any of the Parties or against any of their respective Affiliates or any of their respective directors or officers which:

(i) in the result, could adversely affect the right of Bitzio to acquire or retain the Shares; or

(ii)	in the judgment of Bitzio, would make the completion of the transactions contemplated by this Agreement inadvisable.

(6)         Consents and Approvals. All the Consents and Approvals have been obtained.

4.2  Condition not Fulfilled.   If any condition in Section 4.1 has not been fulfilled at or before the Closing Time, then Bitzio in its sole discretion may, without limiting any rights or remedies available to Bitzio at law or in equity, either:

(1)        terminate this Agreement by notice to the Vendor, in which event Bitzio shall be released from its obligations under this Agreement to complete the purchase of the Shares; or

(2)         waive compliance with any such condition without prejudice to its right of termination in the event of non‐fulfilment of any other condition.

4.3  Vendor's Conditions.  The Vendor shall not be obliged to complete the transactions contemplated by this Agreement unless, at or before the Closing Time, each of the following conditions has been satisfied, it being understood that the following conditions are included for the exclusive benefit of the Vendor, and may be waived, in whole or in part, in writing by the Vendor at any time; and Bitzio agrees with the Vendor to take all such actions, steps and proceedings as are reasonably within Bitzio's control as may be necessary to ensure that the following conditions are fulfilled at or before the Closing Time:

(1)         Representations and  Warranties.The  representations  and  warranties  of  Bitzio  in Section 5.2 shall be true and correct at the Closing.

(2)         Bitzio's Compliance. Bitzio shall have performed and complied with all of the terms and conditions in this Agreement on its part to be performed or complied with at or before the Closing Time and shall have executed and delivered or caused to have been executed and delivered to the Vendor  at  the  Closing  Time  all  the  documents contemplated in  Section 3.3  or  elsewhere in  this Agreement.

4.4  Condition not Fulfilled.  If any condition in Section 4.3 shall not have been fulfilled at or before the Closing Time, then the Vendor in its sole discretion may, without limiting any rights or remedies available to the Vendor at law or in equity either:

(1)        terminate this  Agreement by notice to  Bitzio in  which event the Vendor shall be released from all obligations under this Agreement; or

(2)         waive compliance with any such condition without prejudice to its right of termination in the event of non‐fulfilment of any other condition.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1  Representations and  Warranties of the Vendor.    As  a  material inducement to Bitzio's entering into this Agreement and completing the transactions contemplated by this Agreement and acknowledging that Bitzio is entering into this Agreement in reliance upon the representations and warranties of the Vendor set out in this Section 6.1, the Vendor represents and warrants to Bitzio as follows:

(1)         Vendor. The Vendor has the power and authority and is qualified to own and dispose of the Shares.   No act or proceeding has been taken by or against the Vendor in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of the Vendor.

(2)         Authorization by Vendor.  The Vendor has the power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by it as contemplated by this Agreement and to carry out its obligations under this Agreement and such other agreements and instruments.   The execution and delivery of this Agreement and such other agreements and instruments and the completion of the transactions contemplated by this Agreement and such other agreements and instruments have been duly authorized by all necessary corporate action on the part of the Vendor.

(3)         Enforceability of Vendor's Obligations.  This Agreement constitutes a valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of the rights of creditors and others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.   The Vendor is not an insolvent person within the meaning of any applicable bankruptcy legislation.

(4)         Ownership of Shares. The Vendor is, and at the Closing Time will be, the registered and beneficial holder of the Shares with good and marketable title thereto, free and clear of all Liens.  No Person other than Bitzio has any agreement, option, right or privilege capable of becoming an agreement for the purchase from the Vendor of any of the Shares.

(5)         Organization of MPC Holdings and No Subsidiaries. The information set out in Schedule 5.1(5) concerning the name and jurisdiction of incorporation, the authorized, issued and outstanding shares and the directors and officers of MPC Holdings is correct as of the Closing Date. MPC Holdings is incorporated and validly subsisting under the laws of its jurisdiction of incorporation. MPC Holdings is licensed or qualified to do business under the laws of the jurisdictions specified in Schedule 5.1(5) and neither the character nor the location of the properties owned by MPC Holdings nor the nature of the business conducted by it requires licensing or qualification under the laws of any other jurisdiction. MPC Holdings has full corporate power to carry on its business and to own and operate its assets, properties and business as now carried on and owned and operated.   There are no rights, subscriptions, warrants, options, conversion rights, calls, commitments or plans or agreements of any kind outstanding which would enable any Person to purchase or otherwise acquire any shares or other securities of MPC Holdings including, without limitation, any securities convertible into or exchangeable or exercisable for shares or other securities of MPC Holdings.  MPC Holdings does not have any subsidiaries, or own an equity interest in any other corporation.

(6)        Corporate Records.  The minute books of MPC Holdings contains true, correct and complete copies of its articles, its by‐laws, the minutes of every meeting of its board of directors and every committee thereof and of its shareholders and every written resolution of its directors and shareholders.  The share certificate book, register of shareholders, register of transfers and register of directors and officers of MPC Holdings are complete and accurate in all material respects.

(7)         Bankruptcy. MPC  Holdings  is  not  an  insolvent  person  within  the  meaning  of  the applicable bankruptcy laws, nor has made an assignment in favour of its creditors nor a proposal in bankruptcy to its creditors or any class thereof nor had any petition for a receiving order presented in respect of it. MPC Holdings has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution.  No receiver has been appointed in respect of MPC Holdings or any of the Assets and no execution or distress has been levied upon any of the Assets.

(8)        Financial Statements.  The Vendor has furnished Bitzio with the annual unaudited consolidated financial statements of MPC Holdings as at March 31, 2012 (the "Financial Statements"), true and complete copies of which are annexed as Schedule 5.1(8).   The Financial Statements have been prepared in accordance with GAAP.  The balance sheets contained in such Financial Statements fairly present the financial position of MPC Holdings as of their respective dates and the statements of earnings and retained earnings contained in the Financial Statements fairly present the results of operations for the periods indicated.

(9)         Title to Assets.  MPC Holdings has good and marketable title to all the Assets, free and clear of any and all Liens. The Assets are sufficient to permit the continued operation of the Business in substantially the same manner as conducted in the year ended on the date of this Agreement. Schedule 5.1(9) sets out a complete and accurate list of the Assets.  There is no agreement, option or other right or privilege outstanding in favour of any Person for the purchase from MPC Holdings of the Business or of any of the Assets out of the ordinary course of business.

(10)      Personal Property.   Schedule 5.1(10) lists each item of Personal Property owned by MPC Holdings. All Personal Property is in good operating condition and repair, ordinary wear and tear excepted.

(11)      Leased Premises.   Schedule 5.1(11) lists each premises leased by the Corporation and copies of the leases. All leases for premises are fully paid up to date and in good standing.

(12)      Personal Property Leases. Schedule 5.1(12) lists all personal property leased by the Corporation and copies of the leases.  All leases for personal property are fully paid up to date and in good standing.

(13)      Material Contracts.  Schedule 5.1(13) lists all the Material Contracts.  MPC Holdings is not in default under any Material Contract and there has not occurred any event which, with the lapse of time or giving of notice or both, would constitute a default under any Material Contract by MPC Holdings or any other party to the Material Contract.  Each Material Contract is in full force and effect, unamended by  written or  oral  agreement, and  MPC  Holdings is  entitled to  the  full  benefit  and advantage of each Material Contract in accordance with its terms.  MPC Holdings has not received any notice of a default by MPC Holdings or a dispute between MPC Holdings and any other party in respect of any Material Contract.

(14)      Receivables.  The Receivables are valid obligations which arose in the ordinary course of business and will be collected in the ordinary course of business, in the aggregate, at their full face value. None of the Receivables is due from an Affiliate of MPC Holdings.

(15)      Intellectual Property.

(a)
Schedule 5.1(15) lists all of the registrations and applications for registration of the Intellectual Property.  All of the registrations and applications for registration of the Intellectual Property are valid and subsisting in good standing and are recorded in the name of MPC Holdings. No application for registration of any Intellectual Property has been rejected.

(b)
MPC Holdings is the first and only owner of the Intellectual Property and is entitled to the exclusive and uninterrupted use of the Intellectual Property without payment of any royalty or other fees.  No Person has any right, title or interest in any of the Intellectual Property and all such persons have waived their moral rights in any copyright works within the Intellectual Property.   MPC Holdings has diligently protected its legal rights to the exclusive use of the Intellectual Property.

(c)	The Employees have agreed to maintain the confidentiality of confidential IntellectualProperty.

(d)
MPC Holdings has not permitted or licensed any Person to use any of the IntellectualProperty except as disclosed in Schedule 5.1(15A). Each licence referred to in Schedule 5.1(15A) is in full force and effect and neither MPC Holdings nor the licensor is in default of its obligations thereunder.

(e)	No Person has challenged the validity of any registrations for the Intellectual Property or MPC Holdings's rights to any of the Intellectual Property.

(f)	Neither the use of the Intellectual Property nor the conduct of the Business has infringed or currently infringes upon the intellectual property rights of any other Person.

(g)	No other Person has infringed MPC Holdings's rights to the Intellectual Property.

(h)	There is no governmental prohibition or restriction on the use of the IntellectualProperty.

(16)      Licences and Permits.  Schedule 5.1(16) lists all the Licences and Permits and identifies the ones that by their terms are not transferable.  MPC Holdings holds the Licences and Permits free and clear of any and all Liens.  All the Licences and Permits are in full force and effect, MPC Holdings is not in violation of any term or provision or requirement of any such Licences and Permits, and no Person has threatened to revoke, amend or impose any condition in respect of, or commenced proceedings to revoke, amend or impose conditions in respect of, any Licence or Permit.

(17)     Undisclosed Liabilities.   MPC Holdings does not have any liabilities, obligations, indebtedness or commitments, whether accrued, absolute, contingent or otherwise, which are not disclosed in the Financial Statements or referred to or disclosed herein.

(18)      Consents and Approvals.  All the Consents and Approvals are listed in Schedule 5.1(18). Except for the Consents and Approvals, no consent or approval of any Person is required in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement or to permit MPC Holdings to carry on the Business after the Closing as the Business is currently carried on by MPC Holdings.

(19)      Absence of Conflicting Agreements.   The execution, delivery and performance of this Agreement by the Vendor and the completion (with any required Consents and Approvals) of the transactions contemplated by this Agreement do not and will not result in or constitute any of the following:

(a)
a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the articles or by‐laws of the Vendor or MPC Holdings;

(b)
an event which, pursuant to the terms of any Contract or Licence or Permit, causes any right or interest of MPC Holdings to come to an end or be amended in any way that is detrimental to the Business or entitles any other Person to terminate or amend any such right or interest;

(c)	the creation or imposition of any Lien on any Asset; or

(d)	the violation of any Applicable Law the Vendor or MPC Holdings.

(20)     Litigation.   There is no action, suit, proceeding, claim, application, complaint or investigation in any court or before any arbitrator or before or by any regulatory body or governmental or non‐governmental body pending or threatened by or against MPC Holdings Related to the Business or affecting the Business or the operations, the Assets, or capital of MPC Holdings or the transactions contemplated by this Agreement, and there is no factual or legal basis which could give rise to any such action, suit, proceeding, claim, application, complaint or investigation.

(21)      Employment Contracts.  There are no Employment Contracts or similar obligations in effect with MPC Holdings.

(22)     Employee Plans.   There are no:   employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, deferred compensation, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability and similar plans or arrangements or practices relating to the Employees or former Employees which are currently maintained or were maintained at any time in the last five calendar years.

(23)      Bonuses.   MPC Holdings has not paid any bonus, fee, distribution, remuneration or other compensation to any Person (other than salaries, wages or bonuses paid or payable to Employees in the ordinary course of business in accordance with current compensation levels and practices as set out in Schedules 5.1(29) and 5.1(31)).

(24)      Customers .  Schedule 5.1(24) lists the customers of MPC Holdings for the 12 month period ending immediately before the date of this Agreement, and the aggregate amount which each customer was invoiced during such period.  The Vendor is not aware of, nor has it received notice of, any intention on the part of any such customer to cease doing business with MPC Holdings or to modify or change in any material manner any existing arrangement with MPC Holdings for the purchase of any products or services.   The relationships of MPC Holdings with its customers are satisfactory, and there are no unresolved disputes with any such customer.

(25)      Product Warranties.  There are no claims against MPC Holdings on account of product warranties or with respect to the production or sale of defective or inferior products.

(26)     Affiliated Transactions.   MPC Holdings is not liable in respect of advances, loans, guarantees to or on behalf of any shareholder, officer, director, Employee or Affiliate of MPC Holdings or any other Person with whom MPC Holdings does not deal at arm's length.

(27)     Tax Filings.   MPC Holdings has prepared and filed on time with all appropriate governmental bodies all tax returns, declarations, remittances, information returns, reports and other documents of every nature required to be filed by or on behalf of MPC Holdings in respect of any Taxes or in respect of any other provision in any domestic or foreign federal, provincial, municipal, state, territorial or other taxing statute for all fiscal periods ending prior to the date hereof and will continue to do so in respect of any fiscal period ending on or before the Closing Date.   All such returns, declarations, remittances, information returns, reports and other documents are correct and complete in all material respects, and no material fact has been omitted therefrom.   No extension of time in which to file any such returns, declarations, remittances, information returns, reports or other documents is in effect. All Taxes shown on all such returns, or on any assessments or reassessments in respect of any such returns have been paid in full.

(28)      Taxes Paid.  MPC Holdings has paid in full all Taxes required to be paid on or prior to the date hereof and has made adequate provision in the Financial Statements in accordance with generally accepted accounting principles for the payment of all Taxes in respect of all fiscal periods ending on or before the Closing Date.

(29)      Reassessments of Taxes. There are no reassessments of MPC Holdings's Taxes that have been issued and are outstanding and there are no outstanding issues which have been raised and communicated to MPC Holdings by any governmental body for any taxation year in respect of which a Tax return of MPC Holdings has been audited.   No governmental body has challenged, disputed or questioned MPC Holdings in respect of Taxes or of any returns, filings or other reports filed under any statute providing for Taxes.  MPC Holdings is not negotiating any draft assessment or reassessment with any governmental body.  The Vendor is not aware of any contingent liabilities for Taxes or any grounds for an assessment or reassessment of MPC Holdings, including, without limitation, unreported benefits conferred on any shareholder of MPC Holdings, aggressive treatment of income, expenses, credits or other claims for deduction under any return or notice other than as disclosed in the Financial Statements. Neither MPC Holdings nor the Vendor has received any indication from any governmental body that an assessment or reassessment of MPC Holdings is proposed in respect of any Taxes, regardless of its merits.   MPC Holdings has not executed or filed with any governmental body any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes. All taxation years up to and including the taxation year ended December 31, 2011 are considered closed by federal and state governmental bodies for the purposes of all Taxes.

(30)      Absence of Certain Changes or Events.  Since the date to which the Financial Statements are made up, MPC Holdings has not:

(a)	suffered any Material Adverse Change;

(b)	amended its articles;

(c)	declared or made any payment of any dividend or other distribution in respect of its shares and has not redeemed, purchased or otherwise acquired any shares;

(d)	issued or sold any shares or other securities or issued, sold or granted any option, warranty or right to purchase any shares or other securities;

(e)	disposed of any of the Assets or Real Property reflected on the balance sheet forming part of the Financial Statements, except sales of Assets or Real Property in the normal course of business;

(f)	changed any accounting or costing systems or methods in any material respect;

(g)
suffered any extraordinary loss or cancelled or waived any debt, claim or other right; (h) incurred or assumed any liabilities, obligations or indebtedness (whether accrued, absolute, contingent or otherwise), except unsecured current liabilities, obligations and indebtedness incurred in the normal course of business;

(i)	made or granted any bonus, increased the compensation paid (other than for normal merit and cost of living increases) or made loans or advances to any Director, Officer or Employee;

(j)
mortgaged, pledged, granted a security interest in or otherwise encumbered any of the Assets, except in the normal course of business and in amounts which, individually and in the aggregate are not material to the financial condition of MPC Holdings or operation of the Business.

(k)	entered into any Material Contract or any other transaction that was not in the normal course of business; or

(l)	terminated, cancelled or modified in any material respect or received notice or a request for termination, cancellation or modification in any material respect of any Material Contract.

(31)      Brokerage Fees. Neither the Vendor nor MPC Holdings has entered into any agreement which would entitle any Person to any valid claim against either MPC Holdings or Bitzio for a broker's commission, finder's fee or any like payment in respect of the purchase and sale of the Shares or any other matters contemplated by this Agreement.

(32)      Full  Disclosure.     None  of  the  foregoing  representations  and  warranties  and  no document furnished by or on behalf of the Vendor to Bitzio in connection with the negotiation of the transactions contemplated by this Agreement contain any untrue statement of a material fact or omit to state any material fact necessary to make any such statement or representation not misleading to a prospective Bitzio of the Shares seeking full information as to MPC Holdings and its properties, businesses and affairs.  Except for those matters disclosed in this Agreement, there are no facts not disclosed in this Agreement which, if learned by Bitzio, might reasonably be expected to materially diminish Bitzio's evaluation of the value of the Shares or which, if learned by Bitzio, might reasonably be expected to deter Bitzio from completing the transactions contemplated by this Agreement on the terms of this Agreement.

5.2  Representations and Warranties of Bitzio.  Bitzio represents and warrants to the Vendor as follows:

(1)         Incorporation and Power.  Bitzio is a corporation duly incorporated under the laws of the jurisdiction of its incorporation and is duly organized, validly subsisting and in good standing under such laws.

(2)         Due Authorization. Bitzio has all necessary corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by it as contemplated by this Agreement and to carry out its obligations under this Agreement and such other agreements and instruments.   The execution and delivery of this Agreement and such other agreements and instruments and the completion of the transactions contemplated by this Agreement and such other agreements and instruments have been duly authorized by all necessary corporate action on the part of Bitzio.

(3)         Enforceability of Obligations. This Agreement constitutes a valid and binding obligation of Bitzio enforceable against Bitzio in accordance with its terms subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

5.3  Survival of Representations and Warranties.

(1)         The representations and warranties of the Vendor contained in Section 5.1 or any other agreement, certificate or instrument delivered pursuant to this Agreement shall survive the Closing for a period of three years from the Closing Date, and notwithstanding the Closing and any inspection or inquiries made by or on behalf of Bitzio, shall continue in full force and effect for the benefit of Bitzio, after which time the Vendor shall be released from all obligations in respect of such representations and warranties except with respect to any Claims asserted by Bitzio in writing (setting out in reasonable detail the nature of the Claim and the approximate amount of such Claim) before the expiration of such period, but there shall be no time limit on the representations and warranties of the Vendor set out in Section 5.1 which relate to the incorporation of the Vendor, the due authorization of this Agreement by the Vendor, the enforceability of the Vendor's obligations under this Agreement, tax matters, environmental matters, pension matters or to the title of any Person to any property (whether real or personal, tangible or intangible).

(2)         The representations and warranties of Bitzio contained in Section 5.2 or any other agreement, certificate or instrument delivered pursuant to this Agreement shall survive the Closing for a period of three years from the Closing Date, and notwithstanding the Closing, shall continue in full force and effect for the benefit of the Vendor, after which time Bitzio shall be released from all obligations in respect of such representations and warranties except with respect to any Claims asserted by the Vendor in writing (setting out in reasonable detail the nature of the Claim and the appropriate amount thereof) before the expiration of such period, but there shall be no time limit on the representations and warranties of Bitzio set out in Section 5.2 which relate to the incorporation of Bitzio, the due authorization of this Agreement by Bitzio and the enforceability of Bitzio's obligations under this Agreement.

ARTICLE 6

INDEMNIFICATION

6.1  Indemnity by the Vendor.  The Vendor shall indemnify and hold Bitzio, its directors, officers, employees, agents, representatives and Bitzio's Affiliates and their respective directors, officers, employees, agents, representatives harmless in respect of any claim, demand, action, cause of action, damage, loss, cost, liability or expense (hereinafter referred to as a "Claim") which may be made or brought against an Indemnified Party or which it may suffer or incur directly or indirectly as a result of, in respect of or arising out of:

(1)
any incorrectness in or breach of any representation or warranty of the Vendor contained in this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement; or

(2)

any breach of or any non‐fulfilment of any covenant or agreement on the part of the Vendor under this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement.

6.2  Indemnity by  Bitzio.  Bitzio  shall  indemnify  and  hold  the  Vendor,  its  directors, officers, employees, agents, representatives and the Vendor's Affiliates and their respective directors, officers and employees harmless in respect of any Claim which may be made or brought against an Indemnified Party or which it may suffer or incur directly or indirectly as a result of, in respect of or arising out of:

(1)
any incorrectness in or breach of any representation or warranty of Bitzio contained in this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement; or

(1)

any breach or non‐fulfilment of any covenant or agreement on the part of Bitzio under this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement.

6.3  Notice of Claim. If an Indemnified Party becomes aware of a Claim in respect of which indemnification is provided for pursuant to either of Section 6.2 or  6.1, as the case may be, the Indemnified Party shall promptly give written notice of the Claim to the Indemnifying Party.   Such notice shall specify whether the Claim arises as a result of a claim by a Person against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is available):

(a)	the factual basis for the Claim; and

(b)	the amount of the Claim, if known.

If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time effectively to contest the determination of any liability susceptible of being contested, then the Liability of the Indemnifying Party to the Indemnified Party under this Article shall be reduced by the amount of any losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

6.4  Direct Claims. In the case of a Direct Claim, the Indemnifying Party shall have 60 days from receipt of notice of the Claim within which to make such investigation of the Claim as the Indemnifying Party considers necessary or desirable.   For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request.  If both parties agree at or before the expiration of such 60 day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration in such manner as the parties may agree or shall be determined by a court of competent jurisdiction.

6.5  Third Party Claims.  In the case of a Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim.  If the Indemnifying Party elects to assume such control, the Indemnifying Party shall reimburse the Indemnified Party for all of the Indemnified Party's out‐of‐pocket expenses incurred as a result of such participation or assumption.  The Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel at its expense or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences).  The Indemnified Party shall cooperate with the Indemnifying Party so as to permit the Indemnifying Party to conduct such negotiation, settlement and defence and for this purpose shall preserve all relevant documents in relation to the Third Party Claim, allow the Indemnifying Party access on reasonable notice to inspect and take copies of all such documents and require its personnel to provide such statements as the Indemnifying Party may reasonably require and to attend and give evidence at any trial or hearing in respect of the Third Party Claim.  If, having elected to assume control of the negotiation, settlement or defence of the Third Party Claim, the Indemnifying Party thereafter fails to conduct such negotiation, settlement or defence with reasonable diligence, then the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.  If any Third Party Claim is of a nature such that (i) the Indemnified Party is required by Applicable Law or the order of any court, tribunal or regulatory body having jurisdiction, or (ii) it is necessary in the reasonable view of the Indemnified Party acting in good faith and in a manner consistent with reasonable commercial practices, in respect of (A) a Third Party Claim by a customer relating to products or services supplied by the Business or (B) a Third Party Claim relating to any Contract which is necessary to the ongoing operations of the Business or any material part thereof in order to avoid material damage to the relationship between the Indemnified Party and any of its major customers or to preserve the rights of the Indemnified Party under such an essential Contract, to make a payment to any person (a "Third Party") with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, as the case may be, then the Indemnified Party may make such payment and the Indemnifying Party shall, promptly after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, promptly after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.  If such a payment, by resulting in settlement of the Third Party Claim, precludes a final determination of the merits of the Third Party Claim and the Indemnified Party and the Indemnifying Party are unable to agree whether such payment was unreasonable in the circumstances having regard to the amount and merits of the Third Party Claim, then such dispute shall be referred to and finally settled by binding arbitration from which there shall be no appeal.

6.6 Settlement of Third Party Claims.  If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed.   Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason within a reasonable time after the request therefor.

6.7  Interest  on  Claims.    The  amount  of  any  Claim  submitted  under  Section 7.1  or Section 7.2 as damages or by way of indemnification shall bear interest from and including the date any Indemnified Party is required to make payment in respect thereof at the Prime Rate calculated from and including such date to but excluding the date reimbursement of such Claim by the Indemnifying Party is made, and the amount of such interest shall be deemed to be part of such Claim.

6.8  Setoff.  Bitzio shall be entitled to set‐off the amount of any Claim submitted under Section 6.1 as damages or by way of indemnification against any other amounts payable by Bitzio to the Vendor whether under this Agreement or otherwise.

ARTICLE 7

GENERAL

7.1 Expenses.   Each Party shall be responsible for  its  own legal and other  expenses (including any Taxes imposed on such expenses) incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement and for the payment of any broker's commission, finder's fee or like payment payable by it in respect of the purchase and sale of the Assets pursuant to this Agreement.

7.2  Notices.

(1)  Any notice, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if (i) delivered personally, (ii) sent by prepaid courier service or mail, or (iii) sent prepaid by fax or other similar means of electronic communication, in each case to the applicable address set out below:

(i)	if to the Vendor, to:

(ii)	if to Bitzio, to: 548 Market Street Suite 18224 San Francisco, California 94104

(2)  Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the communication is so delivered, faxed or sent before 4:30 p.m. on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. Any such communication sent by mail shall be deemed to have been given and made and to have been received on the fifth Business Day following the mailing thereof; provided however that no such communication shall be mailed during any actual or apprehended disruption of postal services.   Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.

(3)  Any Party may from time to time change its address under this Section by notice to the other Party given in the manner provided by this Section.

7.3  Time of Essence. Time shall be of the essence of this Agreement in all respects.

7.4  Entire  Agreement.    This  Agreement  (together  with  the  schedules  and  exhibits, constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written.  There are no conditions, warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as specifically set out in this Agreement.

7.5  Waiver.  A waiver of any default, breach or non‐compliance under this Agreement is not effective unless in writing and signed by the party to be bound by the waiver.  No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach or non‐observance or by anything done or omitted to be done by the other party.  The waiver by a party of any default, breach or non‐compliance under this Agreement shall not operate as a waiver of that party's rights under this Agreement in respect of any continuing or subsequent default, breach or non‐observance (whether of the same or any other nature).

7.6Severability.  Any provision of this Agreement which is prohibited or unforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

7.7  NonMerger.  Each party hereby agrees that all provisions of this Agreement, other than (a) the conditions in Article 4 and (b) the representations and warranties contained in Article 6 and the related indemnities in Sections 7.1 and 7.2 hereof (which shall be subject to the special arrangements provided in such Articles or Sections) shall forever survive the execution, delivery and performance of this Agreement, Closing and the execution, delivery and performance of any and all documents delivered in connection with this Agreement.

7.8  Further Assurances.  Each Party shall promptly do, execute, deliver or cause to be done, executed and delivered all further acts, documents and things in connection with this Agreement that the other Party may reasonably require for the purposes of giving effect to this Agreement.

7.9  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California and the laws of the United States applicable therein.

7.10 Successors and Assigns. This Agreement shall enure to the benefit of, and be binding on, the Parties and their respective successors and permitted assigns.  Neither Party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its respective rights or obligations under this Agreement without the prior written consent of the other Party.

7.11  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument.   Counterparts may be executed either in original or faxed form and the Parties adopt any signatures received by a receiving fax machine as original signatures of the Parties; provided, however, that either Party providing its signature in such manner shall promptly forward to the other Party an original of the signed copy of this Agreement which was so faxed.

- signature page follows -

IN WITNESS WHEREOF the Parties have executed this Agreement as of the Closing Date.

BITZIO STUDIOS, INC.

By:	/s/ William Schonbrun
Title:	William Schonbrun, President

BITZIO, INC.

By:	/s/ William Schonbrun
Title:	William Schonbrun President and CEO

/s/ Manny Bains
MANNY BAINS

/s/ Tejinder Gill
TEJINDER GILL

/s/ Brendan Shaw
BRENDAN SHAW